UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50429

Date of Report: July 26, 2007

PROSPERO MINERALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	33-1059313
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

575 Madison Avenue, 10 th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

212-937-8442
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

click here for printer-friendly PDF version

Item 5.02

Election of Directors; Appointment of Principal Officers

On July 26, 2007, Mr. Michael Cronin consented to and was appointed as an additional director of Prospero Minerals Corp. by the board of Prospero.

Mr. Cronin (38) attended Wilfred Lauier University where he received his Bachelor Degree in Biology and Geology. A resident of Ontario, Canada, Mr. Cronin has worked in the field of private and development finance as well as commodities acquisitions.

On July 26, 2007, Mr. Hubert L. Pinder consented to and was appointed as an additional director of Prospero Minerals Corp. by the board of Prospero. Mr. Pinder was also elected to act as Chief Financial Officer on this date.

Mr. Pinder (73) A resident of The Bahamas, Hubert L. Pinder has been an active and international entrepreneur for more than forty years.  His experience includes a wide range of professions and businesses including but not limited to: restaurants, hotels, bed and breakfasts, horse farms, beverage industry, purification and production of water products, bakery store chains, human behavior and motivational studies.

Existing Directors & Officers

Ms. Étoile Pinder (28) attended Dartmouth College; her work at Dartmouth Medical School, funded by the Robert Wood Johnson Foundation, examined distribution of health care resources in the U.S. Her publications in that field were selected in 2003 by the National Institutes of Health (NIH) for presentation to the U.S. Congress as having a significant impact on science, and also have been incorporated into health policy courses worldwide, including Harvard University. She currently is the Health Financing Specialist for the National Health Insurance Implementation Project in Nassau, the Bahamas, responsible for determining the annual budget for the National Health Insurance plan and identifying financing mechanisms required to fund those projections.

Ms. Pinder has served as a director of Prospero since her appointment October 10, 2006 as CFO/Secretary and Treasurer and has now assumed the position of CEO/Secretary.

Dave Reeve (53) has worked closely with executive management and legal teams implementing systems in conjunction with internal controls, operations and procedures the past 5 years. He spent some 20 years in management capacities in the petroleum equipment service industry. He is currently the Acting Chief Operations Officer of Prospero Minerals Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPERO MINERALS CORP.

Dated: July 26, 2007

By: /s/ Etoile Pinder

     Etoile Pinder, Chief Executive Officer